SCHEDULE 14C INFORMATION

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Calvert Social Investment Fund
Balanced Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT SOCIAL INVESTMENT FUND

BALANCED PORTFOLIO

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Social Investment Fund Balanced Portfolio (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, new subadvisors introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisors best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of new subadvisors and investment subadvisory agreements imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Trustees. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectuses   and Statement of Additional Information (dated January 31, 2004) for the Fund, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor s. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about July 30 , 2004.

Shareholders of the Fund of record at the close of business on May 31, 2004 ("record date") are entitled to receive this Information Statement.

As of May 31, 2004, the following shareholders owned of record 5% or more of the shares of the Fund:

MLPF&S for the Sole Benefit	MLPF&S for the Sole Benefit
of its Customers	of its Customers
Attn: Fund Administration	Attn: Fund Administration 973U7
4800 Deer Lake Drive E, 3rd Floor	4800 Deer Lake Drive E, 3rd Floor
Jacksonville, FL 32246-6484	Jacksonville, FL 32246-6484
owns 9.02% of Class B	owns 13.02% of Class C

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor manages the fixed income portion of the Fund, and has traditionally contracted out investment subadvisory services for management of the equity portion of the Fund. Brown Capital Management ("Brown"),  SSgA Funds Management, Inc. ("SSgA FM") , and Profit Investment Management ("Profit") jointly manage the equity portion of the Fund. Under the respective investment subadvisory agreements, the subadvisors furnish to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities.

Brown has been a subadvisor to the Fund since September 1996, managing a portion of its equity assets. The current investment subadvisory agreement with Brown as it relates to the Fund is dated March 1, 1999. Under the subadvisory agreement, Brown receives a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. Brown's principal business address is 1201 North Calvert Street, Baltimore, Maryland 21202.

SSgA FM has been a subadvisor to the Fund since March 2002, managing a portion of its equity assets. The current investment subadvisory agreement with SSgA FM as it relates to the Fund is dated March 15, 2002. Under the subadvisory agreement, SSgA FM receives a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. SSgA FM's principal business address is Two International Place, Boston, MA 02110.

Profit has been a subadvisor to the Fund since October 2002, managing a portion of its equity assets. The current investment subadvisory agreement with Profit as it relates to the Fund is dated November 1, 2002. Under the subadvisory agreement, Profit receives a fee from the Advisor of 0.40% of assets up to $10 million; 0.35% of assets between $10-$50 million; and 0.25% of assets over $50 million of the portion of the Fund's average daily net assets it manages. Profit's principal business address is 8720 Georgia Avenue, Suite 808, Silver Spring, Maryland 20910.

For the Fund's fiscal year ended September 30, 2003, the following advisory/subadvisory fees were paid:

Advisor/Subadvisor	Fees Paid	Advisor/Subadvisor	Fees Paid

CAMCO	$2,000,080	SSgA FM	$479,571
Brown	$263,473	Profit	$25,834

At a meeting of the Board of Trustees held on June 8, 2004, acting pursuant to the exemptive order discussed above, the Board terminated Brown as a subadvisor to the Fund effective June 30 , 2004. Consistent with the approach taken in making management changes to the Fund in 2002, Calvert’s equity oversight management team is seeking an improved manager mix for the equity portion of the Fund. The goal is to maximize portfolio returns at a reduced level of risk, measured by tracking error, by using a better blend of large cap core equity investment managers. After extensive analysis, the Advisor determined that the existing portfolio contained a growth bias that induced risk for which the Fund’s shareholders were not receiving commensurate reward. It determined that State SSgA FM and its successful enhanced index strategy should be retained as a stable core component for the Fund. Brown’s growth-at-a-reasonable-price (GARP) process was the primary source of the growth bias in the Fund so the focus of the search was to find a more core-oriented manager that was not excessively correlated to SSgA FM. After careful consideration by the Advisor of the many candidates, the Advisor recommended, and the Board selected, New Amsterdam Partners LLC (“New Amsterdam”) to join SSgA FM and Profit in managing the equity portion of the Fund. CAMCO will continue to manage the fixed income portion of the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund’s shareholders.

Investment Subadvisor. New Amsterdam Partners LLC manages a portion of the equity investments of the Fund. New Amsterdam had $3 billion in assets under management as of May 31, 2004. New Amsterdam is a Delaware Limited Liability Company.

The portfolio management team of New Amsterdam is headed by the firm’s founder and majority owner, Michelle Clayman, CFA. Ms. Clayman founded the firm in 1986. Prior to starting the firm she was employed by Salomon Brothers as a Vice President and Supervisory Analyst in the Equity Research Department. She holds a degree in Philosophy, Politics and Economics from Oxford and an MBA from Stanford. She is also an active member of the Society of Quantitative Analysts and the Institute of Chartered Financial Analysts.

Nathaniel Paull, CFA, is a Senior Portfolio Manager who has been a member of the investment team since 1996. Mr. Paull earned a B.A. in Economics from the University of Hartford and an MBA in Finance from New York University. Prior to joining the firm, Mr. Paull was a portfolio manager at Brown Brothers Harriman & Co.

New Amsterdam’s principal business address is 475 Park Avenue South, New York, NY 10016, and its principal executive officers are as follows:

Name and Title	Principal Occupation

Michelle Clayman, CFA, Managing Partner and Chief Investment Officer	Investment Management
Nathaniel Paull, CFA, Partner and Senior Portfolio Manager	Investment Management
Christopher Bowen, Partner and Head of Operations	Investment Management

At the same meeting of the Board of Trustees held on June 8 , 2004, also acting pursuant to the exemptive order discussed above, the Board decided to engage Union Heritage Capital Management, LLC (“Union Heritage”)   to jointly manage the equity portion of the Fund under the Management Discovery Program. In this connection, the Board determined that shareholders may benefit from the services of an additional investment subadvisor whose management style would complement the styles of SSgA FM, Profit and New Amsterdam. After careful consideration by the Advisor of several candidates, the Advisor recommended, and the Board selected, Union Heritage   to jointly manage the equity portion of the Fund along with SSgA FM, Profit and New Amsterdam. CAMCO will continue to manage the fixed income portion of the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

As part of Calvert's and Fund shareholders' ongoing commitment to promoting equal opportunity, Calvert has introduced the Manager Discovery Program as a component of the Fund .  The program allocates up to 5% of Fund assets to strong performing yet often overlooked minority and women-owned money management firms.  These firms must have a proven track record and investment discipline that mirror the investment objectives of the Fund .  The Manager Discovery Program brings a dynamic new perspective to the Fund , while maintaining Calvert's long-standing commitment to seeking financial performance and societal impact.

Investment Subadvisor. Union Heritage Capital Management, LLC manages a portion of the equity investments of the Fund. Union Heritage had $215 million in assets under management as of May 31, 2004. Union Heritage is a Michigan Limited Liability Company.

Derek T. Batts, JD, leads the portfolio management team and is chair of the Investment Policy Committee of Union Heritage. Mr. Batts founded the firm in 1990.  Prior to starting the firm, Mr. Batts was Vice-President and Chief Financial Officer of K.B. &A., a financial consulting firm. Mr. Batts is a founder and shareholder of SBK-Brooks Investment Corp., an institutional brokerage and investment banking firm.

Union Heritage’s principal business address is 211 W. Fort Street, Suite 615, Detroit, MI 48226, and its principal executive officers are as follows:

Name and Title

Principal Occupation

Derek Taft Batts, President	Investment Management
Eric Lowell Small, Vice President	Investment Management
Dawn Larice Scott, Vice President Marketing	Marketing

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to achieve a competitive total return through an actively managed portfolio of stocks, bonds and money market instruments which offer income and capital growth opportunity and which satisfy the investment and social criteria.

The Fund typically invests about 60% of its assets in stocks and 40% in bonds or other fixed-income investments. Stock investments are primarily common stock in large-cap companies, while the fixed-income investments are primarily a wide variety of investment grade bonds.

The Fund invests in a combination of stocks, bonds and money market instruments in an attempt to provide a complete investment portfolio in a single product. The Advisor rebalances the portfolio quarterly to adjust for changes in market value. The Fund is, primarily, a large cap core U.S. domestic portfolio, although it may have other investments, including some foreign stocks and mid-cap stocks. The equity portion of the Fund seeks companies that have the potential to outperform the market through exceptional growth and/or valuation improvement. The fixed income portion reflects an active trading strategy, seeking total return, and focuses on a duration target approximating the Lehman Aggregate Bond Index.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement s (the "Subadvisory Agreement s") between the Advisor and   both New Amsterdam and Union Heritage contain the same material terms as govern the Advisor's arrangements with SSgA FM and Profit. The fees for subadvisory services are paid by the Advisor. Under the respective Subadvisory Agreements, New Amsterdam receives a fee, payable monthly, of 0.25 % of the net assets its manages and Union Heritage   receives a fee, payable monthly, of 0.40% of assets up to $10 million; 0.35% of assets between $10-50 million; and 0.25% of assets over $50 million   its manages for the Fund .

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.